Exhibit 99.1

March 11, 2008
For Immediate Release

PRIMARY CONTACT:
Wendy Headrick
UpSNAP, Inc.
704-895-4121

UpSNAP and Mobile Greetings Cancel Merger Deal

DAVIDSON, NC – UpSNAP, Inc. (NASDAQ UPSN:OB), (www.upsnap.com) the premier provider of free mobile search and streaming mobile audio entertainment, today announced that its pending merger with  Mobile Greetings, Inc. has been called off. The company indicated that the financial markets can no longer support the proposed merger.

As a follow-up to these developments, Tony Philipp, CEO of UpSNAP, has agreed in principle to a contract extension with the company subject to an agreement on the terms and conditions of the contract.  Richard Jones, vice-president of content and distribution at UpSNAP and board member, has resigned effective March 5, 2008 from the company.

“We really wanted to make this merger work and are glad that the outcome still enables UpSNAP and Mobile Greetings to work together,” said Philipp. “Now that we are moving on from the merger, we are looking forward to new growth and strategic partnership opportunities.”

About UpSNAP Inc.
UpSNAP, Inc. (NASDAQ: UPSN.OB) is the leader in mobile search and live mobile audio entertainment. With a rich library of branded multimedia content and true mobile search technology, UpSNAP effectively delivers compelling mobile content to consumers, including text and audio content from major entertainment companies in sports, news, music, and information.

A 2007 Blue Diamond Award winner from the Charlotte Chamber Information Technology Charlotte (ITC) council, UpSNAP offers both branded and white-label services that can be licensed by wireless carriers, service providers, and content providers who wish to incorporate text and streaming audio capabilities into their existing product and service offerings. Visit www.upsnap.com for more information.

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PRIMARY CONTACT:
Wendy Headrick
UpSNAP, Inc.
704-895-4121